exhibit 10.4.3

Executive form

OMNIBUS INCENTIVE COMPENSATION PLAN

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

This PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of            (the “Date of Grant”), is delivered by CarGurus, Inc. (the “Company”) to                            (the “Participant”).

RECITALS

The CarGurus, Inc. Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of performance-based restricted stock units.  The Committee has decided to make this grant of performance-based restricted stock units (“PSUs”) as an inducement for the Participant to promote the best interests of the Company and its stockholders.  The Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan, which is available by accessing the Company’s intranet at _______.  Paper copies of the Plan and the official Plan prospectus are available by contacting the General Counsel of the Company at 617.315.4900 or legal@cargurus.com.  This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan.  Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.

1.Grant of PSUs.  Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants the Participant a target number of PSUs set forth in Schedule I (“Target PSUs”), assuming target performance, and, if applicable, up to a maximum number of PSUs set forth in Schedule I, with the actual number of PSUs earned based upon achievement of performance goals over one or more Performance Periods (as defined in Schedule I) and the terms and conditions described herein and in Schedule I.  The award of PSUs represents the right of the Participant to receive one share of Class A common stock of the Company (“Company Stock”), for each PSU that vests, on the applicable payment date set forth in Section 5 below or Schedule I, subject to the terms of this Agreement.

2.PSU Account.  PSUs represent hypothetical shares of Company Stock, and not actual shares of stock.  The Company shall establish and maintain a PSU account, as a bookkeeping account on its records, for the Participant and shall record in such account the Target PSUs granted to the Participant.  No shares of Company Stock shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any PSUs recorded in the PSU account.  The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the PSU account established for the Participant.

3.Vesting.  The PSUs shall vest in accordance with the terms and conditions set forth in Schedule I.

4.Termination of PSUs.  Unless provided otherwise in Schedule I, if the Participant ceases to be employed by, or provide service to, the Employer for any reason before all of the PSUs vest, any unvested PSUs shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service.  No payment shall be made with respect to any unvested PSUs that terminate as described in this Section 4.

5.Payment of PSUs.

(a)If the PSUs vest in accordance with Schedule I, the Company shall issue to the Participant one share of Company Stock for each vested PSU, subject to applicable tax withholding obligations.  Payment shall be made within 60 days after the last day of the applicable Performance Period, except as provided in Section 6 below or Schedule I.

(b)The obligation of the Company to deliver Company Stock shall be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.  The issuance of shares to the Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

6.Change of Control.  Except as otherwise provided in a written employment agreement or severance agreement entered into by and between the Participant and the Employer, or Schedule I, in the event a Change of Control occurs prior to the end of a Performance Period, the provisions of the Plan applicable to a Change of Control shall apply to the outstanding PSUs, and, the Committee may take such actions with respect to the outstanding PSUs as it deems appropriate pursuant to the Plan.

7.No Stockholder Rights;  Dividend Equivalents.  Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Company Stock, including voting or dividend rights, until certificates for shares have been issued upon payment of the PSUs.  The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to the PSUs.  Notwithstanding the foregoing, the Participant shall be entitled to accrue Dividend Equivalents on the shares underlying the PSUs during the Performance Period, which shall be credited to the PSU account for the Participant and will be paid or distributed in the form of shares Company Stock when the shares underlying the PSUs vest and are issued in accordance with this Agreement.

8.Withholding.  All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  At the time of payment in accordance with Section 5(a) above , the number of shares issued to the Participant shall be reduced by a number of shares of Company Stock with a Fair Market Value (measured as of the vesting date) equal to an amount of the federal (including FICA), state, local and other tax liabilities required by law to be withheld with respect to the payment of the PSUs.  To the extent not withheld in accordance with the immediately preceding sentence, the Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the PSUs.  Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.

9.Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant and payment of the PSUs are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company and (d) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the PSUs pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

10.No Employment or Other Rights.  The grant of the PSUs shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time.  The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

11.Assignment and Transfers.  Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution.  In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the PSUs or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the PSUs by notice to the Participant, and the PSUs and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Participant’s consent.

12.Applicable Law; Jurisdiction.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.  Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought only in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Boston, Massachusetts, and the jurisdiction of such court in any such proceeding shall be exclusive.  Notwithstanding the foregoing sentence, on and after the date a Participant receives shares of Company Stock hereunder, the Participant will be subject to the jurisdiction provision set forth in the Company’s bylaws.

13.Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel, with copy to the Chief Financial Officer, at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer, or to such other address as the Participant may designate to the Employer in writing.  Any notice shall be delivered by hand, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.

14.Recoupment Policy.  The Participant agrees that, subject to the requirements of applicable law, if the Participant breaches any restrictive covenant agreement between the Participant and the Employer or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within 12 months thereafter, the PSUs shall terminate, and the Company may rescind delivery of shares upon payment of the PSUs, as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (a) the Participant shall return to the Company the shares received upon payment of the PSUs or, (b) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of any restrictive covenant agreement or activity constituting Cause), net of the price originally paid by the Participant for the shares, if applicable.  The Participant agrees that payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee and the Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer.  In addition, the Participant agrees that the PSUs shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or imposed under applicable rule or regulation from time to time.

15.Application of Section 409A of the Code.  This Agreement (including Schedule I) is intended to be exempt from section 409A of the Code under the “short-term deferral” exception and to the extent this Agreement (including Schedule I) is subject to section 409A of the Code, it will in all respects be administered in accordance with section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused an officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.

CARGURUS, INC.

Name:

Title:

I hereby accept the award of PSUs described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I hereby agree that all decisions and determinations of the Committee with respect to the PSUs shall be final and binding.

DateParticipant

SCHEDULE I

DETAILS OF PERFORMANCE GOALS
AND
ILLUSTRATIONS OF RESULTING NUMBER OF EARNED PSUS

A.	Target PSUs: [ ]
B.	Maximum PSUs: [ ]% of the Target PSUs
C.	Performance Periods:
•	Performance Period One: [ ]
•	Performance Period [ ]: [ ] (and together with Performance Period One, the “Performance Periods”)
D.	Vesting:

1.The number of PSUs that vest shall be based on the Company’s TSR (as defined below) relative to the median TSR of the companies listed on the S&P 500 Index as of the day before the beginning of the applicable Performance Period (the “Peer Group” and each such company, a “Peer Group Company”), as follows:

(i)[  ]% of the Target PSUs (the “Performance One Target PSUs”) (up to a maximum of [  ]% of the Performance One Target PSUs) shall be eligible to vest based on performance measured over Performance Period One, provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant until the last day of Performance Period One (the “First Vesting Date”), except as provided in Sections G and H below; and

(ii)[  ]% of the Target PSUs (“Performance [  ] Target PSUs”) (up to a maximum of [  ]% of the Performance [  ] Target PSUs) shall be eligible to vest based on performance measured over Performance Period [  ], provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant until the last day of Performance Period [  ] (the “[  ] Vesting Date” and together with the First Vesting Date, the “Vesting Dates”), except as provided in Sections G and H below.

2.The number of PSUs that vest on each Vesting Date shall be determined based on the calculation of the Company’s TSR relative to the median TSR of the Peer Group, in accordance with Sections E and F below, and the terms provided in this Schedule I.

3.If any PSUs eligible to vest in Performance Period One do not become vested for Performance Period One under the terms of this Schedule I, then such PSUs shall be forfeited and shall not be eligible to vest in Performance Period [  ].

E.	TSR Calculation:

TSR =((Average closing stock price of the Company or Peer Group Company, as applicable, for the last 30 trading days of the applicable Performance Period /Average closing stock price of the Company or Peer Group Company, as applicable, for the last 30 trading days prior to the commencement of the Performance Period) - 1) (rounded to the nearest one decimal point)

Median TSR = The median TSR of the TSR of the Peer Group Companies over the applicable Performance Period.  In the event there are an even number of Peer Group Companies, the Median TSR shall equal the TSR of the two Peer Group Companies closest to the median, divided by 2.  For the avoidance of doubt, the Peer Group as determined at the beginning of the Performance Period shall continue to apply throughout the Performance Period, regardless of whether any merger, acquisition, business combination transaction or liquidation of a Peer Group Company occurs during the Performance Period.

F.	Performance Metric Details:

The following shall apply:

-	Formula:
○	100% + (((Company TSR – Median TSR) / Median TSR) X 2) = Payout Factor (rounded to the nearest one decimal point)
○	[ ]% of the Performance One Target PSUs are earned when the Company’s TSR is equal to Median TSR for Performance Period One.
○

The number of PSUs earned for Performance Period One is increased (not to exceed [  ]%) (or decreased to not less than [  ]%) by 2% of the Performance Period One Target PSUs multiplied by the relative percentage by which the Company’s TSR exceeds (or trails) the Median TSR for Performance Period One.

○	[ ]% of the Performance [ ] Target PSUs are earned when the Company’s TSR is equal to Median TSR for Performance Period [ ].
○

The number of PSUs earned for Performance Period [  ] is increased (not to exceed [  ]%) (or decreased to not less than [  ]%) by 2% of the Performance Period [  ] Target PSUs multiplied by the relative percentage by which the Company’s TSR exceeds (or trails) the Median TSR for Performance Period [  ].

○	The earned PSUs will be rounded to the nearest whole share.
-	Implied payout range / performance requirement:

	Performance v. Peer Group	Payout (% of Target PSUs for the applicable Performance Period)
Max	Company TSR = [ ]% of Median TSR	[ ]%
Target	Company TSR = [ ]% of Median TSR	[ ]%
Threshold	Company TSR = [ ]% of Median TSR	[ ]%

G.	Termination without Cause or for Good Reason:

1.In the event that the Participant ceases to be employed by, or provide service to, the Employer before the end of the applicable Performance Period, and such termination of employment or service is by the Employer without Cause or by the Participant for Good Reason (as such terms are defined below), and in either case prior to a Change of Control (in either case, a “Qualifying Termination”), then, subject to Section H below:

(i)The Performance Period shall end on the date of the Qualifying Termination (for purposes of this Section G, the “Adjusted Termination Performance Period”), for purposes of determining whether the performance goals set forth in this Schedule I have been achieved as of the Qualifying Termination, and the Committee shall determine the number of PSUs that would have become vested if the Performance Period ended on the date of the Qualifying Termination (the “Adjusted Termination PSUs”).

(ii)The Adjusted Termination PSUs that would have vested as of the Qualifying Termination, assuming daily pro rata vesting over this period (determined based on the numerator being the number of days during the period commencing on the first day of the Performance Period through the date of the Qualifying Termination, and the denominator being the number of days during the Performance Period), shall accelerate and vest and those PSUs shall settle within 60 days following the Qualifying Termination.

2.Any PSUs that do not vest under this Section G (i.e. the positive difference, if any, between Target PSUs and PSUs for which vesting is accelerated pursuant to Section G(1) above) shall, with no further action, be forfeited and cease to be outstanding as of the Qualifying Termination.

H.	Change of Control:

1.If there occurs a Change of Control prior to the last day of the Performance Period, and the Participant continues to be employed by, or provide service to, the Employer through the consummation of the closing of the Change of Control, then, upon such Change of Control:

(i)The Performance Period shall end on the closing date of the Change of Control (for purposes of this Section H, the “Adjusted Performance Period”), for purposes of determining whether the performance goals set forth in this Schedule I have been achieved as of the Change of Control, and the Committee shall determine the number of PSUs that would have become vested if the Performance Period ended on the date of the Change of Control (the “Adjusted Performance Period PSUs”).

(ii)The Adjusted Performance Period PSUs that would have vested through the date of the Change of Control, assuming daily pro rata vesting (determined based on the numerator being the number of days during the period commencing on the first day of the Performance Period through the date of such Change of Control, and the denominator being the total number of days in the Performance Period), shall accelerate and vest and those PSUs shall settle within 30 days following the date of the Change of Control.

(iii)Any remaining Adjusted Performance Period PSUs (i.e. the positive difference, if any, between the Adjusted Performance Period PSUs calculated pursuant to Section H(1)(i) above and those for which vesting was accelerated pursuant to Section H(1)(ii) above) shall vest and no longer be subject to any restriction in substantially equal installments on each quarterly anniversary of the Change of Control through the quarterly anniversary ending on or prior to the last day of the applicable Performance Period, provided that the Participant continues to be employed by, or provide service to, the Employer through such vesting date, except as provided in subsection (iv) below.  Each Adjusted Performance Period PSU that becomes vested under this subsection (iii) shall be settled within 60 days following the applicable vesting date, subject to subsections (iv) and (v) below.

(iv)Notwithstanding subsection (iii), if the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) as a result of the Change of Control and the PSUs are assumed by, or replaced with an award with comparable terms by, the surviving corporation (or parent or subsidiary of the surviving corporation) and the Participant’s employment is terminated by the Employer without Cause or by the Participant for Good Reason upon or within 12 months following a Change of Control and before the Adjusted Performance Period PSUs are vested under subsection (iii) above, any such unvested Adjusted Performance Period PSUs under subsection (iii) shall become fully vested upon such termination of employment and shall be paid within 60 days following such termination of employment.

(v)Notwithstanding the foregoing, to the extent required by section 409A of the Code, if the Change of Control does not constitute a “change in control event” for purposes of section 409A of the Code, or to the extent otherwise required to avoid a penalty under section 409A of the Code, then any vested Adjusted Performance Period PSUs shall not be settled at the time described in subsection (iii), and shall instead be settled within 60 days following the end of the applicable Performance Period (or such earlier date as permitted by section 409A of the Code).

(vi)Any PSUs that do not vest as of the Change of Control under this Section H shall, with no further action, be forfeited and cease to be outstanding as of the Change of Control.

2.The determinations of the Committee under this Section H shall be final and conclusive.

I.	Definitions:

1.“Cause” shall have the meaning given to that term in any written employment agreement, offer letter or severance agreement between the Company and the Participant, or if no such agreement exists or if such term is not defined therein, Cause shall mean a finding by the Committee that the Participant has (i) materially breached his or her employment agreement or offer letter with Company, which breach has not been remedied by the Participant within 30 days after written notice has been provided to him or her of such breach, (ii) engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (iv) breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Company or (v) engaged in such other behavior detrimental to the interests of the Company as the Committee reasonably determines.

2.“Good Reason” means the Participant has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events, without the Participant’s consent:  (i) a material diminution in the Participant’s title, responsibilities, authority or duties; (ii) a material diminution the Participant’s base salary or target bonus, except for across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the principal geographic location at which the Participant provides services to the Company (with the exception of travel related to the Participant’s duties to the Company); or (iv) the material breach by the Company of the Participant’s written employment agreement, offer letter or severance agreement between the Company and the Participant.

3.“Good Reason Process” means (i) the Participant reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Participant notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) the Participant cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Participant terminates his or her employment within 30 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.“TSR” means the change in fair market value over the specified period of time, expressed as a percentage, of an initial investment in the specified security, including the effect of any dividends actually paid as if the dividends were reinvested in the Class A common stock of the Company or the shares of a Peer Group Company, as the case may be, and proportionately adjusted for stock splits, reorganizations or similar transactions occurring during the Performance Period, as provided herein or as determined utilizing such methodology as the Committee, or its delegate, shall have approved.  Notwithstanding the foregoing, the Committee, or its delegate, shall have the discretion to make appropriate and equitable adjustments of the

TSR of any company (including the Company) whose shares trade ex-dividend as of the last day of Performance Period One or Performance Period [  ], as applicable.